Exhibit 99.1

Diedrich Coffee Reports Third Quarter Results and

Announces Appointment of J. Russell Phillips as Director

Irvine, California, April 23, 2007 - Diedrich Coffee, Inc. (NASDAQ:DDRX) today announced operating results for its third fiscal quarter ended March 7, 2007. For the third quarter of fiscal year 2007, the Company reported net income of $4,354,000, or $0.79 per diluted share, compared to a net loss of $1,684,000, or $0.32 per diluted share, for the third quarter of the prior fiscal year. Year-to-date, the Company reported net income of $578,000, or $0.11 per diluted share, compared to a net loss of $4,677,000, or $0.88 per diluted share, for the comparable period in the prior fiscal year. The Company also announced the appointment of Mr. J. Russell Phillips as a Director of the Company effective as of April 18, 2007. Mr. Phillips’ appointment fills the Board vacancy resulting from the retirement of Lawrence Goelman as a Director of the Company on April 18, 2007.

Discontinued Operations / Gain on Sale

As previously announced, the Company has closed the majority of its Diedrich Coffee and Coffee People company-operated locations as part of its plan to focus on strengthening its wholesale business and related distribution channels including franchise locations. The Company will retain the Diedrich Coffee and Coffee People brands for its wholesale and franchise operations.

Through the end of the third fiscal quarter, the Company has transferred 30 company-operated stores to Starbucks Corporation in exchange for cash payments of approximately $11,745,000 and the deposit of approximately $1,203,000 into an escrow fund. In separate transactions with two parties other than Starbucks, the Company transferred three other company-operated retail locations and received $620,000 and $10,000, respectively. For more information, please refer to the Form 8-K/A filed on March 8, 2007, the Form 10-K for the fiscal year ended June 28, 2006 and subsequently filed quarterly reports on Form 10-Q.

The Company currently accounts for its Diedrich Coffee and Coffee People company-operated retail operations as Discontinued Operations. The Company’s retail sales will be limited to its e-commerce web stores and will continue to operate a limited number of Gloria Jean’s retail locations primarily for use as franchise training stores. The Company continues to own and operate the Gloria Jean’s domestic franchise and wholesale businesses that together comprise Continuing Operations.

The sale proceeds net of costs of the transaction and net book value of assets sold, primarily leasehold improvements and goodwill, resulted in an after-tax gain in the third fiscal quarter of $5,917,000, or $1.07 per diluted share.

The loss for the third quarter of fiscal year 2007 relating to Discontinued Operations was $1,760,000, or $0.32 per diluted share, compared to a loss of $555,000, or $0.10 per diluted share, in the same period of the prior year. The loss for the third quarter of fiscal year 2007 includes restructuring expenses, impairment charges, closed store reserves and workers compensation accrual increases of $181,000, $301,000, $340,000 and $329,000, respectively.

The year-to-date loss for fiscal year 2007 relating to Discontinued Operations was $3,272,000, or $0.61 per diluted share, compared to a loss of $1,489,000, or $0.28 per diluted share, in the same period of the prior year. The year-to-date loss for fiscal year 2007 includes restructuring expenses, impairment charges, closed store reserves and workers compensation accrual increases of $902,000, $816,000, $425,000 and $329,000, respectively.

Continuing Operations

The results from Continuing Operations for the third quarter of fiscal year 2007 were net income of $197,000, or $0.04 per diluted share, compared to a loss of $1,129,000, or $0.21 per diluted share, for the third quarter of the prior year. The current year quarter net income includes impairment charges of $316,000 related to two Gloria Jean’s company retail locations and an increase in income tax benefit of $1,182,000 over the prior year quarter.

The year-to-date results for the fiscal year 2007 from Continuing Operations were a loss of $2,067,000, or $0.38 per diluted share compared to a loss of $3,188,000, or $0.60 per diluted share, for the same period of the prior year. The current year loss includes impairment charges and closed store reserves of $537,000 and $432,000, respectively, and an increase in income tax benefit of $920,000 over the prior year.

Revenue

Total revenue increased by $1,418,000, or 19.8%, to $8,566,000 for the third quarter of fiscal year 2007 as compared with total revenue of $7,148,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $1,788,000, up 35.0%, franchise revenue decreased $117,000, down 12.0%, and retail sales decreased $253,000, down 23.6%. Year-to date, total revenue increased by $3,982,000, or 19.7%, to $24,153,000 as compared with $20,171,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $4,853,000, up 33.5%, franchise revenue decreased $55,000, down 2.0%, and retail sales decreased $816,000, down 27.1%, as compared to the same period of the prior year.

Wholesale revenue from sales to office coffee distributors (“OCS”) and foodservice customers rose sharply for the quarter while roasted coffee sales to franchise locations decreased marginally. For the third quarter, wholesale sales to OCS and foodservice customers increased

$1,793,000, or 44.5%, from the prior year quarter, with Keurig “K-cup” sales increasing 47.0% from the prior year quarter. Wholesale sales to franchise locations decreased $5,000, or 0.5% for the third quarter. Year-to-date, wholesale sales to OCS and foodservice customers increased $4,848,000, or 47.4%, from the same period of the prior year, with Keurig “K-cup” sales increasing 50.5% from the prior year and wholesale sales to franchise locations having increased $5,000, or 0.1%.

Franchise revenue decreased by $117,000 for the third quarter of fiscal year 2007 and by $55,000 year-to-date, primarily due to lower royalties and franchise store fees related to the Gloria Jean’s franchise system. Since the beginning of fiscal 2006, the domestic franchise store count for all three brands increased by a net of ten locations (27 stores were opened, 26 were closed and a net of nine company stores were transferred to franchisees). Comparable store sales at Gloria Jean’s and Diedrich franchise locations decreased 2.9% and 1.4%, respectively, during the third quarter of fiscal year 2007. Year-to-date, Gloria Jean’s franchise locations have decreased 2.8% and Diedrich franchise locations have increased 0.6%.

Retail sales for the quarter decreased $253,000 and $816,000 year-to-date, primarily as the result of a net decrease of six company-operated Gloria Jean’s locations. Comparable store sales at Gloria Jean’s company-operated locations decreased 1.5% during the third quarter of fiscal year 2007 and have increased 0.7% year-to-date. Retail sales associated with e-commerce activities increased by $58,000, or 25.1%, as compared to the prior year quarter and increased year-to-date by $186,000, or 29.9%, as compared to the prior year.

Costs and Expenses

Cost of sales and related occupancy costs for the third quarter of fiscal year 2007 increased $1,206,000, or 27.5%, to $5,602,000 from $4,396,000 in the prior year period. Wholesale cost of sales increased marginally year over year as a percentage of wholesale revenues at 75.3% for the current quarter compared to 74.2% in the prior year. The increase was due primarily to the higher sales mix associated with the lower margin Keurig products. Occupancy costs for the third quarter of fiscal year 2007 decreased $80,000 to $96,000 from $176,000 in the prior year period.

Year-to-date cost of sales and related occupancy costs increased $3,393,000, or 27.5%, to $15,718,000 from $12,325,000 in the prior year period. Year-to-date wholesale cost of sales increased marginally year over year as a percentage of wholesale revenues at 73.4% for the current year compared to 72.4% in the prior year. The increase was due primarily to the higher sales mix associated with the lower margin Keurig products. Year-to-date, occupancy costs increased $97,000, or 16.2%, to $697,000 from $600,000 in the prior year period primarily due to a $432,000 increase in the closed store reserve associated with terminated Gloria Jean’s store leases offset by a decrease in rent expense associated with franchise locations and company-operated Gloria Jean’s retail stores.

Operating expenses increased $856,000, or 78.3%, to $1,948,000 from $1,092,000 and increased as a percentage of wholesale and retail sales to 25.3% in the third quarter of the current fiscal year from 17.7% in the third quarter of last year. Year-to-date, operating expenses increased

$2,580,000, or 89.2%, to $5,473,000 from $2,893,000 and increased as a percentage of wholesale and retail sales to 25.3% in the current fiscal year from 16.5% in the prior year period. The increase is primarily related to the change in the classification for franchise direct overhead costs previously reflected in general and administrative expenses in the prior year and allocating them to the appropriate profit center in fiscal 2007. These expenses are related to franchise administration, operations, training, sales, store design and marketing.

For the third quarter of fiscal year 2007, general and administrative expenses decreased $1,242,000 to $1,543,000 from $2,785,000 and decreased as a percentage of revenues to 18.0% in the current year quarter from 39.0% in the third quarter of last year. Year-to-date, general and administrative expenses decreased $2,940,000 to $5,167,000 from $8,107,000 and decreased as a percentage of revenues to 21.4% in the current year quarter from 40.2% in the same period of the prior year. In addition to the change in the classification for franchise direct overhead costs previously reflected in general and administrative expenses in the prior year that are recognized as operating expenses in the current year, the decrease was primarily a result of lower costs associated with accounting, human resources, information systems and stock option expense. This decrease was partially offset by higher provision for management incentive compensation which is payable upon achievement of budgeted company goals and achievement of personal goals. The Company did not accrue for management incentive compensation in the prior year.

Appointment of New Director

The Company also announced that J. Russell Phillips has been appointed as a member of the Company's Board of Directors. Since 2004, Mr. Phillips has served as Managing Principal of Transom Partners, an executive consultancy group that facilitates and develops new strategies with CEOs and executive teams. From 1994 to 2004, Mr. Phillips served as Chief Executive Officer and President of SHURflo, the leading manufacturer of high quality precision pumps, controls, motors and systems serving the food service, industrial and RV/marine markets. From 1972 to 1994, Mr. Phillips worked for several pump companies in various managerial capacities.

“I am very pleased to have Russ join the Board as well as serve as the Chair of the Audit Committee,” said Paul C. Heeschen, Chairman of the board of directors. “Russ has over thirty years of experience in developing and implementing successful business strategies at other companies, and we are looking forward to gaining the benefit of his experience and leadership. On behalf of the Board of Directors, I would also like to thank Larry Goelman for his distinguished and exemplary service to the Company as a member of the Board. We wish him well.” Following Mr. Goelman’s departure and with Mr. Phillips’ appointment, the Board of Directors will consist of Paul Heeschen, Richard Spencer, Greg Palmer, Timothy Ryan and J. Russell Phillips.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world's highest quality coffees. The Company's three brands are Diedrich Coffee,

Gloria Jean's Coffees and Coffee People. As of March 7, 2007, the Company's 159 retail outlets, the majority of which are franchised, are located in 31 states. Diedrich Coffee also sells its coffees through more than 800 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company's web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 28, 2006 and subsequently filed quarterly reports on Form 10-Q.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

($ in thousands, except per share amounts)

OPERATIONS DATA	Twelve Weeks Ended March 7, 2007	Twelve Weeks Ended March 8, 2006	Thirty-Six Weeks Ended March 7, 2007	Thirty-Six Weeks Ended March 8, 2006
Wholesale revenue	$6,890	$5,102	$19,349	$14,496
Franchise revenue	855	972	2,613	2,668
Retail sales	821	1,074	2,191	3,007

Total net revenue	8,566	7,148	24,153	20,171

Cost of sales and related occupancy costs	5,602	4,396	15,718	12,325
Operating expenses	1,948	1,092	5,473	2,893
Depreciation and amortization	239	221	710	737
General and administrative expenses	1,543	2,785	5,167	8,107
Asset impairment and other	305	5	515	22

Total costs and expenses	9,637	8,499	27,583	24,084

Operating loss	(1,071)	(1,351)	(3,430)	(3,913)
Interest expense and other income, net	(36)	100	59	341

Loss from continuing operations before income tax benefit	(1,107)	(1,251)	(3,371)	(3,572)
Income tax benefit	(1,304)	(122)	(1,304)	(384)

Net income (loss) from continuing operations	197	(1,129)	(2,067)	(3,188)

Discontinued operations:
Gain on sale of discontinued operations, net of $1,304,000 taxes	5,917	—	5,917	—
Loss from discontinued operations	(1,760)	(555)	(3,272)	(1,489)

Net income (loss)	$4,354	$(1,684)	$578	$(4,677)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.04	$(0.21)	$(0.38)	$(0.60)

Income (loss) from discontinued operations, net	$0.76	$(0.11)	$0.49	$(0.28)

Net income (loss)	$0.80	$(0.32)	$0.11	$(0.88)

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.04	$(0.21)	$(0.38)	$(0.60)

Income (Loss) from discontinued operations, net	$0.75	$(0.11)	$0.49	$(0.28)

Net income (loss)	$0.79	$(0.32)	$0.11	$(0.88)

Basic weighted average shares outstanding	5,438	5,303	5,371	5,300
Diluted weighted average shares outstanding	5,500	5,303	5,371	5,300

BALANCE SHEET AND RETAIL UNIT COUNT DATA	March 7, 2007	June 28, 2006
Cash	$9,667	$2,593
Restricted Cash	667	583
Accounts receivable, net	4,320	2,829
Inventories	2,969	3,846
All other assets	16,726	24,279

Total assets	$34,349	$34,130

Accounts payable	$2,659	$2,929
All other current liabilities	5,650	5,909
Deferred rent	240	603
Other non-current liabilities	406	422
Total stockholders' equity	25,394	24,267

Total liabilities and stockholders' equity	$34,349	$34,130

Total retail stores (Company and franchise, all brands)	159	200